Exhibit 99.2
Press Release
Mt. Pleasant, Michigan, February 12, 2009 — Dennis P. Angner, President and CEO of Isabella Bank Corporation (ISBA) announced today that the December 31, 2008 year-to-date net income for the Corporation was $4.10 million. Assets as of December 31, 2008 were $1.14 billion and total assets under management, which includes loans sold and serviced, trust assets, and assets under the Raymond James brokerage operations, were $1.61 billion. The Corporation paid a total of $0.65 per share in cash dividends during the year, marking the 27th consecutive year that cash dividends have increased.
The Corporation’s risk based capital to risk adjusted total assets ratio of 13.5% at the end of the fourth quarter was exceptionally strong when compared to the required ratio of 8.0% necessary to be considered adequately capitalized under the Federal Reserve Board’s risk based capital rules. The Corporation continues to be profitable, well capitalized and currently has funds available to meet its customers’ lending needs. We are able to continue providing quality customer service without the taxpayer funds offered under the TARP Capital Purchase Program. As noted in the Corporation’s December 10, 2008, press release, the Corporation’s Board of Directors, after carefully reviewing the cost of the federal government’s capital, the terms and conditions of participating in the Capital Purchase Program, and the consequences of having the U.S. Treasury as a preferred stock shareholder, decided it would not be in the best interests of the Corporation’s shareholders to participate in the program.
For current stock information and share price please visit www.pinksheets.com and enter our trading symbol — ISBA. The company website is www.isabellabank.com.
This press release includes forward-looking statements. To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in the Isabella Bank Corporation’s annual report on Form 10-K for the year ended December 31, 2007 and Form 10-Q for the quarter ended September 30, 2008, which are available from the Securities and Exchange Commission’s Public Reference facilities and from its website at www.sec.gov.